                                [TEAM STAFF LOGO]

                                                FOR IMMEDIATE RELEASE

CONTACTS:

Rick Filippelli, Chief Financial Officer        Donald C. Weinberger
TEAMSTAFF, INC.                                 WOLFE AXELROD WEINBERGER
300 Atrium Drive                                   ASSOCIATES, LLC
Somerset, NJ  08873                             212-370-4500
                                                don@wolfeaxelrod.com
732-748-1700                                    --------------------
rick.filippelli@teamstaff.com

Kathey S. Palmer
Vice President, Marketing and Business Development
COMPUPAY, INC.
318 Seaboard Lane
Franklin, TN  37067
615-591-3756
katheypalmer@compupay.com

      TEAMSTAFF REPORTS SALE OF ITS PAYROLL DIVISION TO COMPUPAY FOR $9.0

MILLION SOMERSET, NJ - MAY 31, 2006 - TEAMSTAFF, INC. (NASDAQ: TSTF), a
national provider of healthcare staffing today announced the sale of its payroll division, DSi Payroll Services, for $9.0 million to CompuPay, Inc. The general terms of the transaction are an all-cash sale for $9,000,000, subject to an escrow of $250,000 for certain post-closing contingencies. The agreement is for the sale of substantially all of the assets of DSi Payroll Services, and also includes a transition agreement whereby CompuPay will sublease certain office space at DSi's current location from TeamStaff, Inc., among other standard agreements.

Commenting on the sale of the assets of DSi by TeamStaff, T. Kent Smith,
TeamStaff's President and CEO stated, "We are pleased to have completed this transaction with CompuPay, a leading national payroll and tax services provider.
We believe that CompuPay will continue to serve DSi's clients to the highest standards." Mr. Smith continued, "The sale of DSi will enable TeamStaff to pursue opportunities more closely related to its core staffing businesses. In the short term, the proceeds will be used to pay down our line of credit with
PNC and to bolster our working capital."

CompuPay CEO and President Charlie Lathrop stated, "The acquisition of DSi greatly expands our presence in the tri-state region of NY, CT and NJ and allows us to offer the specialized calculations and reporting associated with certified and union payrolls to clients across the country." Mr. Lathrop added, "We are pleased that substantially all of the DSi employees will be joining the CompuPay team, ensuring the continuity of service for the DSi clients."

                                                                        - MORE -

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About TeamStaff, Inc.

Headquartered in Somerset, New Jersey, TEAMSTAFF serves clients and their employees throughout the United States as a full-service provider of medical staffing services. TeamStaff is a leading provider of nursing and allied healthcare professionals and operates through three medical staffing units.
TeamStaff's RS Staffing subsidiary specializes in providing medical and office administration/technical professionals through nationwide schedule contracts with both the General Services Administration and Veterans Affairs. The
TeamStaff Rx subsidiary operates throughout the US and specializes in the supply of allied medical employees and nurses, especially "travel" staff (typically 13 week assignments). TeamStaff's Nursing Innovations unit provides travel nursing, per diem nursing, temporary-to-permanent nursing and permanent nursing placement services. For more information, visit the TeamStaff web site at
www.teamstaff.com.

About CompuPay, Inc.

CompuPay, Inc. was founded in 1980 and today is the largest privately-held payroll company in the U.S. and among the top five overall. Its growing network of local offices processes payroll for thousands of companies ranging in size from one to over 10,000 employees in all 50 states. The company offers comprehensive payroll and employer-related services to clients seeking highly flexible, innovative solutions to meet their growing business needs. For more information, visit the CompuPay web site at www.compupay.com.

This press release contains "forward-looking statements" as defined by the
Federal Securities Laws. TeamStaff's actual results could differ materially from those described in such forward-looking statements as a result of certain risk factors and uncertainties, including but not limited to: our ability to continue to recruit qualified temporary and permanent healthcare professionals and administrative staff at reasonable costs; our ability to retain qualified temporary healthcare professionals and administrative staff for multiple assignments at reasonable costs; our ability to attract and retain sales and operational personnel; our ability to enter into contracts with hospitals, healthcare facility clients, affiliated healthcare networks, physician practice groups and the United States government on terms attractive to us and to secure orders related to those contracts; our ability to demonstrate the value of our services to our healthcare and other facility clients; changes in the timing of hospital, healthcare facility clients', physician practice groups' and U.S.
Government orders for and our placement of temporary and permanent healthcare professionals and administrative staff; the general level of patient occupancy at our hospital, healthcare facility clients' and physician practice groups'
facilities; the overall level of demand for services offered by temporary and permanent healthcare staffing providers; the ability of our hospital, healthcare facility and physician practice group clients to retain and increase the productivity of their permanent staff; the variation in pricing of the healthcare facility contracts under which we place temporary and permanent healthcare professionals; our ability to successfully implement our strategic growth, acquisition and integration strategies; our ability to successfully integrate completed acquisitions into our current operations; our ability to manage growth effectively; our ability to leverage our cost structure; the performance of our management information and communication systems; the effect of existing or future government legislation and regulation; our ability to grow and operate our business in compliance with these legislation and regulations;
the impact of medical malpractice and other claims asserted against us; the disruption or adverse impact to our business as a result of a terrorist attack;
our ability to carry out our business strategy; the loss of key officers and management personnel that could adversely affect our ability to remain competitive; other regulatory and tax developments; the effect of recognition by us of an impairment to goodwill; the effect of adjustments by us to accruals for self-insured retentions and other one-time events and other important factors disclosed previously and from time-to-time in TeamStaff's filings with the U.S.
Securities Exchange Commission. These factors are described in further detail in
TeamStaff's filings with the U.S. Securities and Exchange Commission. The information in this release should be considered accurate only as of the date of the release. TeamStaff expressly disclaims any current intention to update any forecasts, estimates or other forward-looking statements contained in this press release.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of
1995: Statements in this press release regarding TeamStaff, Inc.'s business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for
the most recently ended fiscal year.

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